November 22, 1999

Exhibit 10.11

Personal and Confidential

Mr. David Alberga

Dear Dave:

On behalf of RaceGate.com, Inc., a California corporation (the “Company”), I am pleased to offer you the position of Chief Executive Officer of the Company. This offer is contingent upon the documentation of your U.S. citizenship or authorized alien work status and returning a signed copy of this letter indicating your acceptance. The terms of your employment relationship with the Company will be as set forth below:

1. Position. You will become the Chief Executive Officer of the Company. As such, you will have such responsibilities as determined by the Board of Directors of the Company (“Board”).

2. Base Salary and Benefits. You will be paid a base salary of $15,000.00 per month, effective as of the start date in Section 7. Your salary will be payable in accordance with the Company’s standard payroll policies (subject to applicable withholding). You will receive the standard vacation and benefits package offered by the Company to its employees.

3. Relocation. You will relocate to San Diego no later than January 3, 2000. You will receive reimbursement of reasonable and legitimate moving expenses of up to $5,000.00.

4. Stock Option. As part of your compensation, the Company will grant you, subject to the approval of the Board, an option to purchase 1,568,975 shares of Common Stock, which will vest over a four year period. Twenty-five percent of these shares will vest at the end of your first year of employment at the Company, with the other shares vesting over the remaining thirty-six months on a pro rata basis. The option will be subject to the terms and conditions of the Company’s stock option plan.

5. Standard Employee Agreements. Like all Company employees, you will be required to sign the Company’s standard confidentiality agreement relating to protection of the Company’s proprietary and confidential information and assignment of inventions. In addition, you will abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from a previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

Mr. David Alberga	November 22, 1999

6. At-Will Employment. You will be an employee-at-will, meaning that either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason. Similarly, the terms and conditions of your employment, including your position, title, duties and compensation, may be changed by the Company at any time for any reason. Even though your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time during your tenure, the “at-will” nature of your employment is one aspect which may not be changed, except in an express writing signed by the Board.

7. Start Date. Your employment with the Company will commence December 6, 1999. However, after working the week of December 6, you will be permitted to take time off so you can complete the transition to California. While completing this transition, you will make yourself available by telephone to attend to issues that need your attention. You will return to your full-time duties on January 3, 2000.

8. Severance Pay. In the event your employment is terminated by the Company for Cause (as defined below) or you resign from the Company without Good Reason (as defined below), or your employment terminates due to your death or disability, you shall not be entitled to severance pay. In the event your employment is terminated by the Company other than for Cause or you resign for Good Reason, you shall be entitled to severance pay in the form of semi-monthly payments in the amount of your base pay as in effect on the date of termination, payable in accordance with customary payroll practices, for twelve (12) months following such termination. In addition, the Company will pay your COBRA premiums for one year after such termination, and will accelerate by one year the vesting on the unvested portion of your options. Solely for purposes of this Section 8, “Cause” shall mean the termination of your employment by reason of your (i) substantial failure or refusal to perform the duties of your employment as specifically directed in writing by the Board of Directors, or (ii) commission of any act of fraud, embezzlement or dishonesty, (iii) being convicted, pleading guilty to or failing to contest a crime that is a felony; (iv) any unauthorized use or disclosure by you of confidential information or trade secrets of the Company (or any parent of subsidiary), failure to abide by the Company’s policies or any other intentional misconduct by you adversely affecting the business affairs or prospects of the Company (or any parent or subsidiary) in a material manner. Solely for purposes of this Section 8, “Good Reason” shall mean Optionee’s voluntary resignation following (A) a change in Optionee’s position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee’s duties and responsibilities, (B) a reduction in Optionee’s level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based incentive programs) by more than fifteen percent (15%) or (C) a relocation of Optionee’s place of employment by more than one hundred (100) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee’s consent.

Mr. David Alberga	November 22, 1999

9. Change of Control. In the event of a change of control, all of your then outstanding options will accelerate and vest six months after the date of the Change in Control, provided that you continue to be employed by the Company for that entire period. In the event that you are terminated within the first 6 months following a Change of Control for anything other than for Cause, then your unvested options will vest in full. For purposes of this section, Change of Control shall mean either of the following transactions: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different form the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to another entity or in complete liquidation or dissolution of the Company.

10. Entire Agreement. This letter, along with your Employee Proprietary Information and Inventions Agreement, constitutes the entire agreement between the parties and supersedes all other agreements or understandings. By signing this letter you acknowledge that you are not relying on any promises or representations that are not contained in this letter. This letter can only be modified in a written agreement signed by you and the Board.

Again, let me indicate how pleased we are to extend this offer, and how much we look forward to working with you. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Very truly yours,

RaceGate.com, Inc.

By:	/s/ Scott Kyle

Title:	CFO

The forgoing terms and conditions are hereby accepted:

/s/ David Alberga

David Alberga